Exhibit 5.1

The New York Times Building

37th Floor

620 Eighth Avenue

New York, NY 10018-1405

212.808.2700

Fax 212.286.9806

June 26, 2015

Majesco

5 Penn Plaza, 14th Floor

New York, NY 10001

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Majesco, a California corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers up to an aggregate of 5,877,263 shares of the Company’s common stock, par value $0.002 per share (the “Shares”), consisting of 2,000,000 Shares issuable by the Company pursuant to awards granted under the Company’s Employee Stock Purchase Plan (the “ESPP”) and up to 3,877,263 Shares issuable by the Company pursuant to awards granted under the Company’s 2015 Equity Incentive Plan (the “Equity Incentive Plan”).

In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Company’s Amended and Restated Articles of Incorporation, as amended to date (the “Amended Charter”), (iii) the Company’s Bylaws, as amended to date, (iv) resolutions of the Board of Directors and shareholders of the Company relating to the adoption of the Merger Agreement and the transactions contemplated thereby, including authorization for the filing of the Registration Statement and issuance of the Shares, (v) the ESPP, (vi) the Equity Incentive Plan and (vii) such other documents, certificates and matters of law as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In rendering this opinion, we have assumed the legal capacity of all natural persons, the genuineness and authenticity of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies, the accuracy and completeness of all documents and records reviewed by us, the accuracy, completeness and authenticity of certificates issued by any government official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate, the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents and that the Shares will be issued against payment of valid consideration.

Based on and subject to the foregoing, we are of the opinion that the Shares, when duly issued in accordance with the terms of the ESPP and the Equity Incentive Plan, will be validly issued, fully paid and non-assessable.

This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to, or delivered to any other person or entity, without in each instance our prior written consent.

The foregoing opinion is limited to the substantive laws of the State of California and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of California, or as to federal or state laws regarding fraudulent transfers.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

No opinion is rendered as to matters not specifically referred to herein and under no circumstances are you to infer from anything stated or not stated herein any opinion with respect to which such reference is not made.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus that is a part of the Registration Statement, other than as expressly stated herein with respect to the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP
PEPPER HAMILTON LLP